Exhibit 10.3(11)
AMENDMENT NUMBER ONE
TO THE
MGM MIRAGE DEFERRED COMPENSATION PLAN II
     WHEREAS, MGM MIRAGE sponsors and maintains the MGM MIRAGE Deferred Compensation Plan II (the “Plan”) and is a participating employer therein; and
     WHEREAS, the Board of MGM MIRAGE finds it desirable and in the best interests of MGM MIRAGE and the participating employers in the Plan to amend the Plan as applicable to all such participating employers to provide for the continued participation of certain individuals during periods in which they are employed by a joint venture in which MGM MIRAGE has a direct or indirect ownership or economic interest.
     NOW, THEREFORE, the Plan is hereby amended as follows, effective July 10, 2007:
     Article 2 of the Plan is hereby amended to add the following at the end thereor:
     3.5 Continued Participation by Participants Employed by Joint Ventures. In the event that any Participant in the Plan shall, at the request of the Company or the Participant’s Employer, become employed by a joint venture in which the Company has any direct or indirect ownership or other economic interest, then, to the extent determined in writing by the Committee or the appropriate officer of the Company, the Participant’s Annual Deferral Amount, Base Annual Salary, Bonus and Annual Company Matching Amount shall be determined by including compensation paid or payable to the Participant by such joint venture.
     THIS AMENDMENT is hereby executed on behalf of MGM MIRAGE this 10th day of July, 2007.

/s/ Susan M. Walker	By:	/s/ Gary N. Jacobs

ATTEST	Its:	Executive Vice President General Counsel and Secretary